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                                                                  EXHIBIT 10.3


PURCHASING AND LICENSING AGREEMENT, DATED APRIL 17, 1997, BETWEEN ZOLL MEDICAL CORPORATION AND MASIMO CORPORATION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.
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                       PURCHASING AND LICENSING AGREEMENT

                                     BETWEEN

                            ZOLL MEDICAL CORPORATION

                                       AND

                               MASIMO CORPORATION

                              DATED: APRIL 17,1997




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                                   EXHIBITS

Exhibit A.   MASIMO SET(R) Definition
Exhibit B.   Licensed Trademark
Exhibit C.   List of Patents and Patent Applications
Exhibit D.   Price of Products
Exhibit E.   ZOLL Product Line
Exhibit F.   Form of Purchase Order
Exhibit G.   Specifications for Products
Exhibit H.   End-User License Agreement
Exhibit I.   Zoll Distributors



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                       PURCHASING AND LICENSING AGREEMENT

      THIS PURCHASING AND LICENSING AGREEMENT ("Agreement") is made and entered into as of this 17th day of April, 1997 by and between ZOLL Medical Corporation, a Massachusetts corporation ("ZOLL"), and MASIMO CORPORATION, a Delaware corporation ("MASIMO"), with reference to the following:

                                 R E C I T A L S

      A. MASIMO has developed a new technology known as Signal Extraction Technology ("MASIMO SET" as defined in Exhibit A) MASIMO SET(R) incorporates circuitry and software which, among other things, acquires and detects signals generated by red and infrared LEDs, and which is designed to extract oxygen saturation and pulse rate values from such signals.

      B. ZOLL is engaged in the design, development and manufacturing of medical equipment and desires to incorporate MASIMO SET for SpO2 into its medical equipment for distribution by ZOLL throughout the world.

      C. MASIMO has acquired substantial Know-How (as defined below) in extracting signals from signals contaminated by noise.

      D. MASIMO and ZOLL have acquired and expect to continue to acquire a reputation for excellence, and their trademarks have and will continue to acquire valuable goodwill.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, ZOLL and MASIMO hereby agree as follows:

      1. DEFINITIONS. As used in this Agreement, the following terms, whether used in the singular or the plural shall have the following meaning:

            1.1 Accessory means cables (including, but not limited to the MASIMO PC08 and PC 12 8 ft. and 12 ft. patient cables) or any other accessory manufactured by MASIMO and used with any of the SpO, Sensors or Licensed Devices.

            1.2 Improvement means any invention, adaptation, modification or change made to the MASIMO Technology.

            1.3 Licensed Devices means ZOLL's products incorporating MASIMO SET whether made in circuit board, software or integrated circuit form for SP02 Measurements. Licensed Devices shall not include ZOLL products which include any methods other than MASIMO SET for calculating arterial blood oxygen saturation. Licensed Devices specifically excludes all Fetal Oximetry applications and venous oxygen saturation applications.

             1.4 Licensed Reviver Devices means ZOLL's line of pacemaker/defibrillator/patient monitor products designated ZOLL's Reviver (and related platform derivatives), incorporating MASIMO SET whether made in circuit board, software or integrated circuit form for SpO2, Measurements. The Licensed Reviver Device is only one of a series of devices within ZOLL's Reviver series. Licensed Reviver Devices shall not include ZOLL products which include any methods other than MASIMO SET for calculating arterial blood oxygen saturation.

             1.5 Licensed Trademark means the MASIMO SET product designation set forth on Exhibit B to this Agreement.

             1.6 MASIMO confidential Information means information and proprietary materials designated by MASIMO as Confidential Information and which ZOLL may obtain as a result of MASIMO's relationship with ZOLL or access to MASIMO's premises. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature: ideas, concepts,


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  materials, techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing, manufacturing and development plans, the Masimo Technology, the Software, MASIMO's communication protocols, and MASIMO's testing procedures.

         1.7 MASIMO Products means SpO(sub 2), Sensors, Accessories and MS-1 Boards.

         1.8 MASIMO Technology means technical information, inventions, products, components, concepts, trade secrets, know-how, techniques, designs, processes, communications protocols, the Software, whether patentable or not patent applications, copyright applications, the Patent Rights, and copyrights and all other intellectual property rights owned by MASIMO and relating to MASIMO SET alone or incorporated in MS-1 Boards, SpO(sub 2), Sensors, Improvements and related documentation generated prior to or pursuant to this Agreement.

         1.9 MS-1 Boards means MASIMO's standard circuit board or chip set (manufactured now or in the future) which contains MASIMO SET and algorithms necessary to process the information transmitted from the SpO(sub 2), Sensor and convert it into SpO(sub 2) Measurements.

         1.10 Panel has the meaning set forth in Section 3.10 ("Excuses from Integration Commitment").

         1.11  Party means ZOLL or MASIMO; Parties means ZOLL and MASIMO.

         1.12 Patent Rights means all patents owned by MASIMO on technology developed by MASIMO which cover the SpO(sub 2), Measurement in the Licensed Devices. The present patent numbers and patent application are set forth on Exhibit C to this Agreement.

        1.13 Purchase Orders has the meaning set forth in Section 4.1 ("Purchase Orders").

         1.14 Software means any and all computer/instrument software and/or firmware developed by MASIMO that is used or useful in connection with MASIMO Technology.

        1.15 SpO(sub 2), Measurements means noninvasive measurement of arterial oxygen saturation (accounting for Hb and HbO(sub 2), only) and pulse rate from neonate, pediatric and adult subjects (excludes fetal measurement and venous oxygen saturation).

         1.16 SpO(sub 2), Sensor means reusable and disposable MASIMO adult, pediatric or neonatal probes which together with the accessories and when affixed to a human subject projects light on one side of the tissue and detects the specific emitted light on the opposite side of the tissue (transluminance) or on the same side of the tissue (reflectance) and transmits this data to the MS-1 Board or any other pulse oximetry board supplied by MASIMO for processing and display. SpO(sub 2), Sensors currently manufactured by MASIMO have the following model numbers:

           LNOP(R) o Neo-Pt;      Disposable Neonatal Sensor (Pre-Term)
           LNOP(R) o Neo;         Disposable Neonatal Sensor
           LNOP(R) o Adt;         Disposable Adult Sensor
           LNOP(R) o Pdt          Pediatric/Slender Digit Sensor
           LNOP(R) o DC1;         Reusable Adult/Pediatric Digit Clip Sensor

MASIMO intends to produce additional standard models of the SpO(sub 2), Sensors. As MASIMO produces such additional models, the Parties agree to negotiate in good faith their inclusion in this agreement. While this Agreement is in effect, ZOLL shall have the right to purchase any such additional standard models of SpO(sub 2), Sensors on the same material terms contained in this Agreement.

         1.17 ZOLL Confidential Information means information and proprietary material designated by ZOLL as Confidential Information and which MASIMO may obtain as a result of MASIMO's


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relationship with ZOLL or access to its premises. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature: ideas, concepts, materials, techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing and development plans, distributors lists and sales reports.

        1.18 ZOLL Subsidiary means any majority owned subsidiary of ZOLL or any of ZOLL's wholly owned subsidiaries.

2.    LICENSES GRANTED

      2.1   Licenses Granted to Licensee.

            2.1.1 MASIMO grants to ZOLL a personal, non-transferable, and non-exclusive worldwide license to incorporate the MS-1 Boards into the Licensed Devices, to demonstrate Licensed Devices, and to distribute Licensed Devices to (i) end user customers (not to an OEM or other medical equipment manufacturer) and (ii) ZOLL distributors and other medical equipment manufacturers specifically set forth on Exhibit I. This license includes the right of ZOLL to have the Licensed Devices manufactured by a third party for ZOLL; however, such Licensed Devices may only be supplied to the marketplace with ZOLL's or ZOLL's and ZOLL's distributors' private label and logo exclusively and distributed exclusively through ZOLL distribution channels. Nothing in this Agreement shall be construed to grant any rights to ZOLL in fetal oximetry, venous oximetry or any other application of MASIMO SET other than the use of the Licensed Devices to make SpO(sub2), Measurements as defined in 1.15, and nothing in this Agreement shall be construed to grant any rights to Zoll to distribute or otherwise market MS-1 Boards separate from Licensed Devices.

            2.1.2 Zoll may add distributors to Exhibit I, and agrees to promptly notify MASIMO of such additions. Notwithstanding the above, ZOLL may not distribute or otherwise sell Licensed Devices to [*] or [*] without the prior written consent of MASIMO.

            2.1.3 ZOLL agrees that it will not reproduce or disclose to any third party any portion of the Software and that it may transfer the Software only in conjunction with a transfer of a Licensed Device to end users and distributors listed on Exhibit I. ZOLL agrees to include the terms of the End-User License Agreement attached as Exhibit H in documentation shipped with the Licensed Devices.

            2.1.4 MASIMO retains all rights, title, and interest in the Software and in all patents, copyright, trade secret, and any other intellectual property and proprietary rights applicable to the Masimo Technology. Nothing in this Agreement should be construed as a sale of the Software or any copy of the Software.

            2.1.5 ZOLL agrees that the Masimo Technology contains trade secrets and proprietary information belonging to MASIMO. ZOLL agrees to maintain the confidential nature of such trade secrets and proprietary information and agrees not to use, print, copy, provide, or otherwise make available, in whole or in part, any portion of the Software except in accordance with this Agreement. ZOLL will not be provided access to source code for MASIMO SET. ZOLL agrees not to attempt to decipher, decompile, or modify the Software or develop source code for the Software or allow others to do so.

            2.1.6 No Implied License. ZOLL agrees to include the following legend in the users manual for Licensed Devices:

                               NO IMPLIED LICENSE
             Possession or purchase of this device does not convey any express or implied license to use the device with replacement parts which would, alone, or in combination with this device, fall within the scope of one or more of the patents relating to this device.


* Confidential material redacted and filed separately with the Commission.


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

  2.2   Limitation of Licenses Granted

        2.2.1 No license is granted under this Agreement with respect to the MS-1 Boards other than as integrated parts of the Licensed Devices. ZOLL shall not have the right to manufacture MS-1 Boards or SpO(sub2), Sensors or any circuity or software that performs the functions of the MS-1 Boards for the Licensed Devices.

        2.2.2 Except for a license to end users and distributors on Exhibit I, no right to grant sublicenses is granted under this Agreement.

  2.3   Use of Licensed Trademark.

        2.3.1 Grant by Masimo. MASIMO hereby grants to ZOLL a non-exclusive license to use the Licensed Trademarks with the Licensed Devices for identification purpose and for publicity and promotional purposes when it is advertising one of its Licensed Devices.

        2.3.2 Quality Control. In order for ZOLL to maintain its trademark license hereunder, ZOLL agrees that the Licensed Devices bearing the Licensed Trademark shall be of a high standard of quality, at least as high as ZOLL's historical products, so as to protect and enhance the goodwill pertaining to the MS-1 Boards and SpO(sub2) Sensors. MASIMO has the right to inspect, at its own expense, the manufacturing points of ZOLL for the Licensed Devices, at any reasonable time, to ensure the ongoing quality of the Licensed Devices. Should MASIMO at any time determine that the quality of any Licensed Device does not adhere to the quality standards set forth in the first section of this Section
  2.3.2. MASIMO will provide written notice to ZOLL. ZOLL shall have three months from such notice to bring the quality of such Licensed Device up to standard or to cease any further use of the Licensed Trademark in connection with the promotion or sale of such Licensed Device until MASIMO has indicated that it is satisfied that the deficiencies in quality of the Licensed Device have been corrected.

        2.3.3 Trademark Marking. ZOLL agrees that it shall use the MASIMO Product Designation as set forth in Exhibit B on all Licensed Devices. This obligation shall be excused for any period for which Masimo has indicated to ZOLL that ZOLL has failed to comply with the quality standards set forth in
  Section 2.3.2. ZOLL shall place the Product Designation of Exhibit B on or near the sensor interface (connector), in a space no smaller than 1/2" x 1/4" so long as it is in a plainly visible site.

        2.3.4 Advertising. All advertising for Licensed Devices must include one or more of the Licensed Trademarks. ZOLL shall accurately reproduce the Licensed Trademark, and shall refrain from inappropriate or inaccurate claims about Masimo SET, and improper trademark usage as defined in Sections 2.3.5 and 2.3.6.

        2.3.5 The Licensed Trademarks may not be used on or in reference to any products other than the family of Licensed Devices.

        2.3.6 The trade names, trademarks, or symbols of one party may not be used in any way which may suggest that one party is a division, affiliate, or subsidiary of the other party or of a third party.

        2.3.7 ZOLL acknowledges the validity and exclusive ownership of the Licensed Trademark by MASIMO. ZOLL agrees not to use the Licensed Trademark in any way which might endanger MASIMO's rights in and ownership of the Licensed Trademark.

        2.3.8 The expense of obtaining and maintaining Licensed Trademark registrations shall be borne by MASIMO.


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             2.3.9 Patent Marking. ZOLL agrees to mark each Licensed Device manufactured or sold by it in accordance with the patent marking shown in Exhibit B. MASIMO will, from time to time, update the patent marking for ZOLL as patents issue. Provided, however, ZOLL's obligation to update its product marking shall not exceed once every two years and shall never exceed six MASIMO, patents. Initial Patent marking is shown in Exhibit B.

  3.    ZOLL COMMITMENTS/LICENSE FEE

        3.1  ZOLL agrees to purchase all SpO(sub 2) Sensors from MASIMO.

        3.2 Best Efforts. ZOLL agrees to use its best efforts to make MASIMO SET its primary pulse oximetry technology, including, but not limited to by integrating SET into its products for SpO(sub 2), Measurement and by promoting the sale of such Licensed Devices over devices which do not incorporate MASIMO, SET. MASIMO expressly acknowledges and agrees that ZOLL intends, and shall have the right, to incorporate products from manufacturers of pulse oximetry products other than MASIMO.

        3.3 Product Lines. Set forth on Exhibit E hereto are ZOLL's current product lines (Licensed Devices) into which the MASIMO SET or MS-1 Boards will be integrated together with the corresponding projected market release dates. In the event ZOLL elects to integrate the MS-1 Boards into additional Licensed Devices, at least ninety (90) days prior to the projected launch date of any such product into which the MS-1 Boards are being integrated, ZOLL agrees to inform MASIMO of its intent to integrate it into the product together with a description and model number of the product. ZOLL agrees to provide MASIMO with all customer product literature and published technical specifications on each unit into which the MS-1 Boards are integrated.

        3.4 Delivery of ZOLL Systems to MASIMO. ZOLL agrees to deliver free of charge, one (1) complete prototype system to MASIMO which demonstrates the final integration of the MS-1 Board into each ZOLL product line. In order to ensure the quality of the Licensed Devices, MASIMO will have the right to test and make recommendations for improvements to the Licensed Devices, at its own expense, for compliance with the specifications of Exhibit G. After such testing, the Licensed Device shall remain with MASIMO for further technical assistance and as a demonstration unit. Title to this system shall remain vested in ZOLL.

        3.5 License Fee. As additional consideration for the license granted to ZOLL hereunder, ZOLL shall pay a license fee to MASIMO in the amount of [*], payable upon execution of this Agreement.

        3.6 Integration Commitment. ZOLL agrees that throughout the term of this Agreement, ZOLL will adopt MASIMO SET as the primary pulse oximetry technology in its Licensed Reviver Devices, and agrees to an integration plan such that, at a minimum, Licensed Reviver Devices exclusively containing MASIMO SET for blood oxygen saturation calculation will constitute eighty percent (80%) of ZOLL's annual shipments of products within ZOLL's entire Reviver series of products which incorporate SpO(sub 2), Measurement. The foregoing commitment is subject to the continuing viability of MASIMO SET technology as determined pursuant to
Section 3.10 excuses from ("Integration Commitment") below.

        3.7 Quarterly Accounting. In order to insure compliance with the integration commitment as specified in Section 3.6 ("Integration Commitment") above, ZOLL agrees to provide MASIMO with a Quarterly Accounting of total pulse oximetry product shipments and its shipments containing MASIMO MS-1 Boards.

        3.8 LIQUIDATED DAMAGES. IF ZOLL SHOULD FAIL TO MEET THE INTEGRATION CONDITIONS AS SPECIFIED IN 3.6 ABOVE, ZOLL AND MASIMO AGREE THAT THE AMOUNT OF DAMAGES WHICH MASIMO WILL SUFFER WILL BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN, THEREFORE, IF ZOLL SHALL FAIL TO MEET

* Confidential material redacted and filed separately with the Commission.

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  THE INTEGRATION COMMITMENT AS SPECIFIED IN 3.6 ABOVE, AND SUCH FAILURE IS NOT
  EXCUSED PURSUANT TO THE TERMS OF SECTION 3.10 ("EXCUSES FROM INTEGRATION COMMITMENT"). BELOW, MASIMO'S SOLE AND EXCLUSIVE REMEDY FOR SUCH DEFAULT BY ZOLL SHALL BE THE PAYMENT BY ZOLL TO MASIMO OF [*] (THE "PAYMENT") AT THE END OF EACH YEAR IN WHICH IT FAILS TO MEET ITS INTEGRATION COMMITMENT WHILE THIS AGREEMENT IS IN EFFECT; PROVIDED THAT TOTAL PAYMENTS TO MASIMO PURSUANT TO THIS LIQUIDATED DAMAGES PROVISION SHALL NOT EXCEED [*]. TO FURTHER EVIDENCE THAT THIS IS AN APPROPRIATE CASE FOR LIQUIDATED DAMAGES TO SELLER AND THAT THE SUM SET FORTH HEREIN IS A REASONABLE ESTIMATE OF MASIMO'S DAMAGES, MASIMO AND ZOLL HAVE SET FORTH THEIR INITIALS TO THIS PARAGRAPH.

                /s/ DRB                   /s/ JEK
               ---------                 ----------
                  ZOLL                     MASIMO

        3.9 Audit Rights. MASIMO shall have the right to verify, at its expense, and not more frequently than once per year and upon not less than ten (10) business days prior written notice to ZOLL, the accuracy of the accounting reports provided by ZOLL hereunder, through inspection of ZOLL's pertinent records and books of accounts maintained in the ordinary course of business. Such audit shall be conducted by a certified public accountant (the "CPA") chosen by MASIMO in it reasonable discretion, and which CPA is reasonably acceptable to ZOLL. MASIMO shall pay all costs, expenses and fees of the CPA unless (i) ZOLL has overstated its integration commitment as set forth in
  Section 3.6 by more than 10% and (ii) the corrected level of integration as described in Section 3.6 ("Integration Commitment") above is less than eighty percent (80%) for the entire annual period audited, in which event the CPA's costs, fees and expenses shall be paid by ZOLL.

      3.10 Excuses from Integration Commitment and Best Efforts. ZOLL will be excused from its commitment set forth in Section 3.6 ("Integration Commitment") and Section 3.2 ("Best Efforts"), if any of the following events occurs:

             3.10.1 [*]

             3.10.2 [*]

             3.10.3 MASIMO is prevented from delivering MASIMO Products or ZOLL is unable to ship Licensed Devices due to regulatory restrictions placed upon MASIMO or the MASIMO Products; or

             3.10.4 MASIMO breaches any material term of this Agreement with respect to the MASIMO Products; or

             3.10.5 Masimo fails to deliver Exhibit G compliant MASIMO Products according to the schedule stated in purchase orders accepted by Masimo, and as a Result ZOLL is unable to meet its commitments to deliver Licensed Devices or SpO(sub 2) Sensors to its customers for a period of 45 days or more.

Upon the occurrence of any of the foregoing events, ZOLL's obligations pursuant to Section 3.6 ("Integration Commitment") and Section 3.2 ("Best Efforts") shall be excused for the duration of such foregoing event plus six (6) months, and MASIMO shall not be entitled to any liquidated damage or other penalty for ZOLL's failure to meet its commitment as set forth in Section 3.6 ("Integration Commitment") during such period. Whether one of the events of Section 3.10.1 or 3.10.2 has occurred, shall be

* Confidential material redacted and filed separately with the Commission.

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determined by an independent three (3) member clinical evaluation panel (the
"Panel"). Each party shall select one member of the Panel, and the two Panel members shall select a third member. No panel member may be an employee, officer, director, or owner of five percent (5%) or more of the shares of either Party, or related to any employee, officer, director or owner of five percent (5%) or more of the shares of either Party, or otherwise affiliate with either party such that such affiliation would tend to influence such persons ability to independently evaluate the foregoing events.

4.    PURCHASE AND SALE

      4.1 Purchase Orders. During the term of this Agreement and in accordance with its provisions, the purchase and sale of MASIMO Products between the Parties shall be made by means of purchase orders placed by ZOLL or its designee to MASIMO ("Purchase Orders"). Except for the initial Purchase Order, the minimum quantity of MASIMO Products that may be purchased on a Purchase Order is 50 units of a cable-part number (e.g., PC08) or a reusable sensor (e.g., LNOP-DC1) or MS-1 Boards or 200 units of a disposable sensor (e.g., LNOP-Neo). Purchase Orders and change orders may be placed by facsimile or mail. A Purchase Order may provide for delivery for a period of up to ninety (90) days following normal expiration of this Agreement and all terms and conditions of this Agreement shall govern. No Purchase Order must be accepted by MASIMO after the expiration or the termination of this Agreement. Any Purchase Order issued, or to be issued, for any firm commitment or purchase hereunder shall be non-cancelable, and ZOLL shall be responsible for taking deliveries of and paying for all MASIMO Products set forth in such Purchase Order.

      4.2 Confirmation. MASIMO will notify ZOLL of receipt of Purchase Orders within five (5) working days after receipt of ZOLL's Purchase Orders. Confirmation of receipt and acceptance by MASIMO may be by facsimile or mail.

      4.3 Contents. All Purchase Orders submitted by ZOLL shall state the following: (i) price, (ii) the quantities ordered, (iii) the requested delivery dates, (iv) destination, (v) requested method of shipment, and (vi) model or number of the MASIMO Products in accordance with the terms and conditions hereof, ZOLL shall use the form of Purchase Order attached hereto as Exhibit F. Any language on the Purchase Order of ZOLL or acknowledging form of MASIMO which is inconsistent with any term or provision hereof shall be void and without any force or effect.

      4.4 Initial Commitment. The first Purchase Order submitted by ZOLL will include a non-binding forecast for 180 days, in addition to ZOLL's first firm order, with shipments contemplated to begin on November 1, 1997.

      4.5 Ongoing Purchase Orders. After the initial Purchase Order ZOLL's Purchase Orders issued as needed to MASIMO calling for delivery in ninety (90) days or less are non-cancelable. Purchase Orders to MASIMO calling for delivery in more than 90 days shall be alterable and cancelable by ZOLL up until ninety days prior to the shipment date, after which such Purchase Orders become binding.

      4.6 Emergency Orders. Any Purchase Orders placed by ZOLL calling for delivery of MASIMO Products in less than ninety (90) days shall be considered emergency Purchase Orders. MASIMO agrees to use reasonable efforts to deliver such units of MASIMO Products on the requested schedule. MASIMO may require a price modification for emergency orders.

5.    PRICES AND PAYMENT

      5.1 Price. MASIMO's transfer prices for the MASIMO Products delivered to ZOLL in accordance with the terms of this Agreement shall be as set forth at Exhibit D attached hereto. All prices are F.O.B. MASIMO's shipping dock and are inclusive of each MS-1 Board, SpO(sub 2), Sensor or Accessory. Each SpO(sub 2), Sensor is individually packaged and labeled per MASIMO guidelines with ZOLL-supplied artwork and logos. Payment by ZOLL to MASIMO shall be made thirty
(30) days following receipt of invoice by ZOLL.


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

      5.2 Pricing Adjustments. MASIMO shall have the right to adjust prices for the MS-1 Boards annually, provided that any annual price increase shall be limited to the percentage increase in the prior year's U.S. Consumer Price Index.

      5.3 Currency Basis. Prices for the MASIMO Products to ZOLL shall be in U.S. Dollars.

      5.4 F.O.B. Point. Risk of loss for MS-1 Boards, SpO(sub 2), Sensors and Accessories shall pass to ZOLL, F.O.B. MASIMO's manufacturing facility or distribution point, as selected by MASIMO.

6.    DELIVERY

      6.1 Transportation. The method of transportation and carrier selected shall be as specified by ZOLL in its Purchase Orders. Unless otherwise agreed, all transportation charges, including insurance, shall be paid by ZOLL.

      6.2 Packaging. MASIMO shall package the SpO(sub 2) Sensors, MS-1 Boards and Accessories for shipment. Each shipment shall include a packing list containing: (i) Purchase Order number, (ii) model number of the MASIMO Products,
(iii) quantity, (iv) serial number or date code of shipped products, and (v) the results of applicable quality assurance and other tests performed with respect to the MASIMO Products being shipped.

      6.3 Delivery. MASIMO shall use best efforts to fill all Purchaser Orders by delivery dates and in the quantities specified by ZOLL in its Purchase Orders. If a Purchase Order by ZOLL calls for more than a 25% increase as compared to the previous 3-month average of MASIMO Products ordered, on a product-by-product basis, MASIMO shall use best efforts to deliver an amount at least equal to the previous three month average within ninety (90) days, and shall use best efforts to ship the remainder within 120 days of receipt of the Purchase Order.

7. COMPATIBILITY

      7.1 ZOLL agrees that its Licensed Devices will not be configured to operate with oximetry sensors other than authorized Masimo SpO(sub 2) Sensors. ZOLL agrees that it will not market Licensed Devices which operate with any MASIMO probe except probes referenced in Section 1.16 hereof manufactured now or in the future by MASIMO.

      7.2 ZOLL agrees that it will not market oximetry instrument(s), or any other device(s) or accessory(ies), except Licensed Devices, that operate with or are compatible with any MASIMO SpO(sub 2) Sensors.

      7.3 Future Upgrades. ZOLL agrees that by incorporating the MS-1 Board and MASIMO SET into its Licensed Devices that it will not modify the functionality of the MS-1 Board. ZOLL agrees that it will accept all future upgrades or changes to products as long as (i) the upgrades or changes remain compatible with previous versions in connections and functionality; (ii) the upgrade does not increase the transfer price; (iii) such upgrades and changes do not result in material degradation in performance or functionality of the MASIMO Products;
(iv) such upgrades and changes meet and continue to meet all applicable regulatory requirements; and (v) such upgrades and changes are compatible with ZOLL's current products.

      7.4 MASIMO Probes. ZOLL agrees that the SpO(sub 2) Sensors are designed to be used with the MS-1 Board only, and that if ZOLL uses sensors by other manufacturers that the MS-1 Board may yield different results. MASIMO SET will be enabled for SpO(sub 2) Sensors only. ZOLL agrees to use its best efforts to provide that its customers not use SpO(sub 2) Sensors with non-MS-1 Boards. ZOLL agrees not to configure any non-MS-1 Boards in order for them to be used in connection with SpO(sub 2) Sensors and agrees not to promote or instruct others to so configure non-MS-1 Boards.


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

        7.5 Engineering Support. MASIMO shall provide reasonable engineering support to ZOLL for the integration of MASIMO SET into Licensed Devices, at the cost of $150.00 per hour. Such support and payment by ZOLL shall be authorized in advance, in writing by ZOLL. Such services shall be provided at MASIMO's facility unless travel is required, in which event ZOLL shall additionally pay for necessary travel expenses.

8.      INSPECTION AND ACCEPTANCE

      8.1 MASIMO Inspection. MASIMO shall provide and maintain an inspection procedure and quality assurance program for the MASIMO Products and its production processes. Complete records of all inspection and quality assurance work done by MASIMO shall be made available to ZOLL upon its request at reasonable times during the term of this Agreement.

        8.2    ZOLL Inspection

             8.2.1 ZOLL may inspect the products upon receipt. For SpO(sub 2), Sensors, any lots of MASIMO Products ("Lot") which fail (as defined only as a failure under statistical lot sampling standard ANSI/ASQC Z1.4:1993 AQL 1.0), or for MS-1 Boards, any board which fails, to meet MASIMO's written specifications as set forth in Exhibit G, may be rejected by ZOLL and returned to MASIMO for replacement; provided however, that ZOLL shall have the right to reject and return to MASIMO for replacement any MASIMO Products which fails to meet MASIMO's specification as set forth in Exhibit G. Prior to returning any MASIMO Products to MASIMO, ZOLL shall notify MASIMO by facsimile that ZOLL has rejected the MASIMO Products, inclusive of the reason or basis of such rejection. Within five (5) working days of the receipt of the notification, MASIMO will issue a "Return to Vendor" ("RTV") number to ZOLL by facsimile, which RTV number will be ZOLL's authorization to return the MASIMO Products.

             8.2.2 ZOLL shall promptly notify MASIMO of any incoming Lot failure. MASIMO Products which do not conform to MASIMO's specifications as set forth in Exhibit G shall be returned by ZOLL to MASIMO freight collect and insured for full replacement value. Within twenty (20) days after the date of receipt of the nonconforming MASIMO Products by MASIMO, replacement Product will be shipped to ZOLL at MASIMO's expense. Should MASIMO fail to replace rejected MASIMO Products by shipping conforming MASIMO Products to ZOLL within thirty (30) days of its receipt of the nonconforming MASIMO Products, ZOLL shall have the option to cancel without cost or liability the purchase of such MASIMO Products and receive, at ZOLL's option, a credit or rebate if payment has been made. ZOLL shall pay freight charges, insurance and other customary charges for transportation for improperly rejected MASIMO Products.

             8.2.3 If ZOLL attempts to correct deficiencies to the MASIMO Products purchased under this Agreement without prior written authorization from MASIMO, then MASIMO shall have no further obligations with respect to such MASIMO Products.

      8.3 Nonconforming Acceptance. ZOLL may choose to accept the MASIMO Products which fail to conform in a minor aspect to the specifications established by this Agreement without prejudice to its right to reject nonconforming items in the future. If ZOLL so chooses, ZOLL will notify MASIMO of its intent to accept nonconforming items. However, MASIMO accepts no responsibility for nonconforming items accepted by ZOLL.

9.    CONFIDENTIALITY

9.1 MASIMO's Confidential Information. ZOLL shall not use MASIMO's Confidential Information for any purpose other than performance of this Agreement or the maintenance or repair of the MASIMO Products in accordance with this Agreement. ZOLL shall not disclose MASIMO's Confidential Information to any third party without the prior written consent of MASIMO.

      9.2 ZOLL's Confidential Information. MASIMO shall not use ZOLL's Confidential Information, specifically and without limitation ZOLL's sales reports, for any purpose other than performance of this Agreement, without the prior written consent of ZOLL. MASIMO shall not disclose ZOLL's Confidential Information to any third party without the prior written consent of ZOLL.

        9.3 Neither party's obligations under this confidentiality provision shall apply to information that:

               9.3.1 prior to the transmittal was of general public knowledge;

               9.3.2 becomes a matter of general public knowledge otherwise than as a consequence of a breach under this Agreement;

               9.3.3  is made public by the Party claiming confidentiality;

              9.3.4 is required to be disclosed by applicable law; provided however, that the Party who may be required to disclose such information shall notify the other Party in sufficient time for the owner of such Confidential Information to file the appropriate documents with the court to obtain a protective order to enforce the confidentiality requirements of this Agreement;

             9.3.5 information which the receiving Party can establish by competent proof was in its possession at the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party;

             9.3.6 information which is received from a third party; provided, however, that the receiving Party has no reason to know such information was obtained by said third party, directly or indirectly, from the other Party under a nondisclosure agreement; or

             9.3.7 can be documented was independently developed without reference to or reliance upon the other party's confidential information.

      9.4 Injunctive Relief. The Parties acknowledge that (a) the covenants set forth in this Section 9 ("CONFIDENTIALITY") are essential elements of this Agreement and that, but for the agreement of the parties to comply with such covenants, this Agreement would not have been entered into; (b) neither party will have any adequate remedy at law if the other party violates the terms of this Section 9 ("CONFIDENTIALITY"); and (c) each party shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any, of the covenants in this Section 9 ("CONFIDENTIALITY") if the other party fails to perform any of such covenants under this Section 9 ("CONFIDENTIALITY").

        9.5  Press Release

             9.5.1 Within 30 days following the signing of a definitive Agreement, MASIMO and ZOLL agree to issue a joint press release announcing the existence and general content of the Agreement. Except for the press release and discussing the existence and general nature of the Agreement, neither Party shall, without the other's prior written approval, disclose any terms of this Agreement. This provision shall not be interpreted to bar either Party from making any disclosure required of it by law, but if such disclosure includes the terms or provisions of this Agreement, then the other Party shall be given the opportunity to review the disclosure prior to its release.

10.   PROPRIETARY RIGHTS

        10.1 MASIMO Inventions and Improvements. Any Improvement made by ZOLL, made jointly by ZOLL and MASIMO, or made solely by MASIMO shall be the sole property of MASIMO, and MASIMO has the right to apply for copyrights, patents (including utility and design patents), or other protection for intellectual property rights anywhere in the world under its own name and at its own expense. If such invention or Improvement is owned by MASIMO and is applicable to the MS-1 Boards, SpO(sub 2), Sensors or Accessories, provided that ZOLL has, and for so long as ZOLL continues to meet the eighty percent (80%) integration commitment set forth in Section 3.6 ("Integration Commitment") and its obligations under Section 3.2 ("Best Efforts"), MASIMO will grant ZOLL, without additional compensation, a non-exclusive, non-transferable license to use such Improvement to incorporate the MS-1 Boards having the Improvement into the Licensed Devices, to demonstrate Licensed Devices and to distribute Licensed Device to (i) end user customers (not to OEM or other medical equipment manufacturer) and (ii) ZOLL distributors and other medical equipment manufacturers specifically set forth on Exhibit I.

        10.2 ZOLL Inventions. Subject to the license rights granted to ZOLL herein, MASIMO retains all right, title and interest in and to Masimo Technology and all Improvements. If ZOLL makes any Improvement, ZOLL shall, and hereby does, transfer all right, title and interest in and to all such Improvements. ZOLL agrees that it shall promptly notify MASIMO of any Improvement. ZOLL agrees that it shall take all actions and execute all documents, at MASIMO's expense and as MASIMO may reasonably request, to effectuate the acknowledgment of MASIMO's ownership contained herein and the vesting in MASIMO of complete and exclusive ownership of any Improvement. ZOLL shall, at MASIMOs expense, secure, maintain and defend for MASIMO's benefit all rights therein, including the right to submit any patent, copyright or trademark application or registration. Notwithstanding anything contained in this Agreement to the contrary, MASIMO expressly acknowledges and agrees that ZOLL is engaged in the business of designing, developing and selling medical technology devices, and as such ZOLL shall have the right at all times during and after this Agreement to design, develop, sell, market and distribute medical technology and products relating to pulse oximetry, provided that such technology or products are not based upon non-public proprietary or confidential information owned by MASIMO and disclosed to ZOLL under this Agreement, and MASIMO expressly acknowledges and agrees that ZOLL shall own all proprietary rights in and to all such technology and products.

11.   WARRANTIES

      11.1  MASIMO Warranties

             11.1.1 MASIMO warrants the MS-1 Boards supplied by MASIMO to ZOLL for a period of [*] following receipt by ZOLL, or [*] following receipt by an End-User, whichever is earlier, to be free, under normal use and care, from defects in workmanship and material and to be in material conformity with MASIMO's specifications. Units returned to MASIMO for warranty repairs shall be shipped to MASIMO freight collect according to MASIMO's instruction. Within [*] of the receipt of MS-1 Boards, MASIMO shall replace or repair such units and shall ship them to ZOLL's designated return destination freight prepaid, if MASIMO reasonably determines that the unit is covered under this Warranty. The foregoing warranties extend to the MS-1 Boards returned by ZOLL's customers.

             11.1.2 MASIMO warrants that for a period of [*] following receipt by ZOLL or [*] following receipt by the End-User, whichever is earlier, the reusable probes LNOP-DCl, the PC08 and PC12 product cables supplied by MASIMO to ZOLL will be, under normal use and care, free from any defect in workmanship and material and to be in material conformity with MASIMO's specifications. Units returned to MASIMO for warranty repairs shall be shipped to MASIMO freight collect according to MASIMO's instruction. Within thirty (30) days of the receipt of reusable probes MASIMO shall replace or repair such units and shall ship them to ZOLL's designated return destination freight prepaid, if MASIMO reasonably determines that the unit is covered under this Warranty. The foregoing warranties extend to the covered items returned by ZOLL's customers.

             11.1.3 MASIMO warrants that for a period of [*] following receipt by ZOLL, or [*] following receipt by the End-User, or until [*],


* Confidential material redacted and filed separately with the Commission.

        whichever is earliest, the disposable probes (e.g., LNOP-Neo, LNOP-NeoPt and LNOP-Adt) supplied by MASIMO to ZOLL hereunder will be, under normal use and care, and only upon first use, free from any defect in workmanship and material and to be in material conformity with MASIMO's specifications therefor. Units returned to MASIMO for warranty repairs shall be shipped to MASIMO freight collect according to MASIMO's instruction. Within thirty (30) days of the receipt of disposable probes, MASIMO shall replace or repair such units and shall ship them to ZOLL's designated return destination freight prepaid, if MASIMO reasonably determines that the unit is covered under this Warranty. The foregoing warranties extend to the covered items returned by ZOLL's customers.

               11.1.4 This warranty does not extend to any unit that has been subject to misuse, neglect or accident; that has been damaged by causes external to the unit; that has been used in violation of MASIMO's instructions; that has been affixed to any nonstandard Accessory attachment; that has been modified, disassembled, or reassembled by anyone other than MASIMO.

               11.1.5 MASIMO represents and warrants to ZOLL that MASIMO has no knowledge that the use of MASIMO Products in compliance with the terms of this Agreement would infringe any patent, copyright, trademark, trade secret or any other proprietary right of any third party.

      11.2 MASIMO Maintenance and Repairs. For a period of three (3) years after the expiration or termination of the warranty set forth in Sections 11.1 ("MASIMO Warranties") of this Agreement, MASIMO agrees to replace MASIMO Products at the original unit price of the MASIMO Products

        11.3 Limitation of Liability. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, MASIMO GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, ON THE MASIMO PRODUCTS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THE STATED EXPRESS WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF MASIMO FOR DAMAGES, INCLUDING, BUT NOT LIMITED
TO, CONSEQUENTIAL DAMAGES OCCURRING OUT OF OR IN CONJUNCTION WITH THE USE OR PERFORMANCE OF SUCH UNIT OF MASIMO PRODUCTS. IN NO EVENT SHALL MASIMO BE RESPONSIBLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL DAMAGES, LOSS OF PROFIT, OR EXPENSE SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT.

12.     INDEMNIFICATION

      12.1 Notice. Recognizing the objectives of this Agreement, ZOLL agrees that if it knows of or becomes aware of any patents that may be infringed by the manufacture and sale of the MASIMO Products, it will promptly disclose such information to MASIMO.

        12.2 MASIMO will defend, indemnify and hold ZOLL harmless against any and all liability, loss, damages, costs or expenses which ZOLL may hereafter incur, as a result of any injury, illness or death of any person which is caused by any MASIMO Product, to the extent that such injury, illness or death resulted from (i) MASIMO's design or manufacture of the MASIMO Products or (ii) failure of the MASIMO Products at the time of shipment to ZOLL to materially comply with the specification. MASIMO shall have no liability or responsibility of any kind to ZOLL under this Section 12 to the extent that MASIMO's ability to defend or settle any such claim is prejudiced by ZOLL's failure to (a) promptly notify MASIMO in writing of any claim relating to this section, (b) provide reasonable assistance to MASIMO, at MASIMO's expense, in connection with the defense and settlement of any such claim, and (c) permit MASIMO to control the defense of any such claim. MASIMO shall have no liability for settlements made without express written consent. Should ZOLL desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively ZOLL's.

      12.3 ZOLL will defend, indemnify and hold MASIMO harmless against any and all liability, loss, damages, costs or expenses which MASIMO may hereafter incur, as a result of any injury, illness or death of any persons, or infringement or alleged infringement of any patent, copyright, trademark, trade secret or any other proprietary right of any third party, to the extent that such illness, injury, death or infringement results from the Licensed Devices and results from technology or products not supplied by MASIMO. ZOLL shall have no liability under this Section to the extent that ZOLL's ability to defend or settle any such suit or claim is prejudiced by MASIMO's failure to (a) promptly notify ZOLL in writing of any claim relating to this Section, (b) provide reasonable assistance to ZOLL, at ZOLL's expense, in connection with the defense and settlement of such claim, and (c) permit ZOLL to control the defense of any such claim. ZOLL shall have no liability for settlements made without its express written consent. Should MASIMO desire to have its own counsel participate in any such actions, the cost of such counsel shall be exclusively MASIMO's.

      12.4 MASIMO will defend, indemnify and hold ZOLL and its customers harmless against infringement or alleged infringement by the SpO(sub 2), Sensors furnished under this Agreement, or by the MS-1 Boards or Accessories, of any patent, copyright, trademark, trade secret or any other proprietary right of any third party. MASIMO shall have no liability under this section to the extent that MASIMO's ability to defend or settle any such suit or claim is prejudiced by ZOLL's failure to (a) promptly notify MASIMO promptly in writing of any such claim or proceeding, (b) provide MASIMO reasonable assistance, at MASIMO's expense, in connection with the defense and settlement of any such claim including, but not limited to, where practical, to modify the SpO(sub 2) Sensors and/or the MS-1 Boards to make them non-infringing or, where practical, to obtain licenses under such intellectual property rights and (c) permit MASIMO to control the defense of any such claim. MASIMO shall have no liability for settlements made without its express written consent. MASIMO may, at its sole discretion, modify the SpO(sub 2), Sensors and/or MS-1 Boards to make them non-infringing, obtain a license to allow the continued use of the SpO(sub 2) Sensors and/or MS-1 Boards or discontinue shipment of the SpO(sub 2) Sensors and/or MS-1 Boards to ZOLL. In the event MASIMO discontinues shipment, and ZOLL is restricted from selling Licensed Devices with MASIMO Products, ZOLL shall have the right to terminate this Agreement and MASIMO agrees to buy back ZOLL's inventory of MASIMO Products at the original transfer price. In the event that ZOLL's ability to use the MASIMO Products is Genuinely Impaired by such a claim under this Section and MASIMO does not, within ten (10) days after receipt of notice of such impairment, procure for ZOLL the right to use such MASIMO Products or replace such products with functionality equivalent products, ZOLL shall have the right to terminate this Agreement, effective upon written notice to MASIMO. "Genuinely Impaired" shall mean that MASIMO is temporarily or permanently enjoined from selling the MASIMO Products or an equivalent, or that a substantial volume of orders from ZOLL's customers are canceled due to the infringement claim, or an infringement claim or allegation which has a material negative impact on ZOLL's ability to sell Licensed Devices, but shall not be a mere allegation, claim or filing of an infringement suit.

      12.5 Notwithstanding the above, Masimo shall have no indemnification obligations under Section 12.4 for any infringement or claims of infringement relating to Licensed Devices resulting solely from (a) modifications by Zoll or any others to MASIMO Technology or the MASIMO Products, (b) from electrical/electronics, software/firmware, sensors or product interface not furnished by MASIMO, (c) the combination of the MASIMO Products with apparatus not furnished by MASIMO, (d) use of products or components not supplied by MASIMO, or the combination of MASIMO Technology with other technology not furnished by MASIMO, (e) use of MASIMO Technology in products not permitted by the license granted herein, or (f) for any claims not related directly to MASIMO Technology or the MASIMO Products.

      12.6 Patent Defense. ZOLL agrees that it shall notify MASIMO of any claim by a third party that such third party believes that MASIMO Patents or Patent Rights are invalid. ZOLL agrees to promptly notify MASIMO of any such claim whether or not such claim is asserted in court by such third party.

               12.6.1 During and after the term of this Agreement, ZOLL agrees not to challenge the validity of any of the Patent Rights. During the term of this Agreement, ZOLL agrees to disclose to MASIMO any prior art or any other information that is material to the validity of any of the Patent Rights or to the patentability of any pending MASIMO patent application of which ZOLL is aware.

        12.7 Regulatory Compliance

               12.7.1 ZOLL shall be solely responsible for identifying and obtaining, at its sole cost and expense, all FDA and United States safety agency approvals and any other agency or regulatory approvals which are required for the development, manufacture or sale of Licensed Devices. MASIMO will reasonably cooperate with ZOLL by providing at no charge to ZOLL any MASIMO data in its possession that is reasonably required to obtain the regulatory approvals, including but not limited to 51O(k) application materials submitted by MASIMO for its own products that incorporate MASIMO SET. Disclosure by ZOLL of any such data shall be subject to the confidentiality provisions of Article 9 ("CONFIDENTIALITY"); provided however, that notwithstanding anything to the contrary contained in this Agreement, MASIMO expressly acknowledges and agrees that ZOLL will be applying for Food and Drug Administration ("FDA") approval for the Licensed Devices and ZOLL shall have the right, without prior approval from MASIMO, to furnish the FDA any information from MASIMO's 510-k submission and any information requested by the FDA deemed by ZOLL to be necessary or advisable to secure FDA approvals for the ZOLL Products. For additional MASIMO Confidential Information, ZOLL shall first seek approval from MASIMO, such approval not to be unreasonably withheld.

               12.7.2 ZOLL shall be solely responsible, at its sole cost and expenses, (i) for identifying and obtaining any necessary approvals or certifications by any non-U.S. governmental, safety or regulatory entity, including testing or other procedures, for the sale by ZOLL of Licensed Devices, (ii) for identifying and complying with any safety precautions, safety markings, labels or consumer notices required for ZOLL Product sales in any country other than the United States, and
        (iii) for assessing the appropriateness of the ZOLL Product for any particular Customer application. MASIMO will cooperate with ZOLL by providing any data in its possession that is reasonably required to obtain such approvals or certifications. Disclosure by ZOLL of any such data to any third party shall be subject to the confidentiality provisions of Article 9 ("CONFIDENTIALITY").

               12.7.3 In the event of any recall of any product incorporating MS-1 or SpO(sub 2), Sensors, the parties shall cooperate to the extent reasonably necessary to conduct such recall in accordance with ZOLL's policies and procedures.

               12.7.4 Regardless of any disclosure to MASIMO by ZOLL of an ultimate destination of the Licensed Devices or the Software, ZOLL shall not transfer or re-export, whether directly or indirectly, the Software, the MASIMO Products or Licensed Devices containing the Software, the related documentation, or other related proprietary information to anyone outside the U.S. as to which export may be in violation of the United States Export Laws or regulations without first obtaining the appropriate license from the U.S. Department of Commerce and/or any agency or department of the U.S. government, as required.

13.   INCIDENT REPORTING

        13.1 MASIMO Reporting. MASIMO represents and warrants that all MASIMO Products manufactured and sold to ZOLL pursuant to this Agreement shall be manufactured materially in conformance with all applicable requirements of the FDA and in accordance with all United States federal, state and local statutes, ordinances and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301 et seq.). If MASIMO is prevented from shipping product to ZOLL (for any period of time in excess of 30 days) due to regulatory actions imposed by FDA, the 80% commitment shall be excused for the period of shut down plus six months. If ZOLL requests an evaluation and/or investigation into an alleged failure of a MASIMO device, MASIMO shall promptly perform such investigation and provide ZOLL with written results of the investigation within 5 business days after receipt of the defective material.

      13.2 ZOLL Reporting. ZOLL represents that in addition to being responsible for all regulatory approvals for the Licensed Devices that should any incidents of failure of the MASIMO Products which result in bodily injury be reported to ZOLL, that it will promptly (i.e., within two (2) business days) notify MASIMO of any such field performance problems or deficiencies. ZOLL agrees to report to MASIMO any other incidents of failure within a reasonable time.

        13.3 Recall. If for any reason MASIMO determines that a recall of Product(s) is (are) necessary as defined in FDA regulations (21, CFR Part 7), MASIMO shall notify ZOLL of the possibility of Product recall. If MASIMO notifies ZOLL that the Product must be recalled, ZOLL agrees that it shall as expediently as possible issue a recall notice to all its customers recalling the MASIMO Products in question. Provided that the MASIMO Products meet the specifications specified in Exhibit G, MASIMO's liability for a Product recall shall be the repair or replacement of the part that causes the recall. If the MASIMO Products fail to meet MASIMO's specifications as set forth in Exhibit G, then MASIMO's sole responsibility, subject to MASIMO's obligations under this Agreement, including without limitation, MASIMO's indemnification obligations under Section 12 hereunder, shall be the cost which it incurs for repairing and/or replacing the Product in question and for the payment of all freight or shipping charges involved with such recall.

14.   TERM AND TERMINATION

        14.1 This Agreement shall become effective as of the effective date first set forth above, and shall remain in effect for Five (5) years, thereafter this Agreement is renewable for one-year periods with mutual consent.

        14.2 Termination

             14.2.1 The default by one Party on a material obligation of such Party under this Agreement shall entitle the other Party to give the Party in default written notice describing such default in detail and requiring it to remedy such default. If such default is not fully remedied within ninety (90) days after the date of such notice, the notifying Party shall be entitled to terminate this Agreement by a written notice to the defaulting Party.

             14.2.2 Either Party may terminate this Agreement at any time upon or after the filing against the other Party by any third party of a petition in bankruptcy or insolvency, or upon or after any adjudication that the other Party is insolvent, or upon or after the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of the business of the other Party under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of the other Party of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceedings for the liquidation or winding up of the other Party's business.

      14.3 Rights Upon Termination. In the event of any valid termination of this Agreement under Section 14.2 hereof ("Termination"), all of ZOLL's rights under this Agreement shall be terminated. The termination of ZOLL's rights shall include the termination of any rights of ZOLL to continue to use MASIMO Technology, even though such technology may have entered the public domain prior to or subsequent to termination. This restraint is agreed to be reasonable as consideration for MASIMO's disclosing know-how to ZOLL prior to it entering the public domain. No termination shall impact MASIMO's rights to collect for accrued royalties and payment for delivered Product or either Parties rights to pursue all available remedies in addition to those stated herein. ZOLL may distribute existing inventory for a period not to exceed 12 months following termination. Any outstanding purchase orders are automatically canceled on termination by MASIMO.

15.     DISPUTE

If any dispute or difference shall arise between the parties concerning the construction of this Agreement or the rights or obligations of either Party, the Parties shall strive to settle the same amicably, but if they are unable to do so within ninety (90) days after such dispute or difference has arisen, any claim or cause of action shall be filed in any court in Orange County, California, U.S.A. MASIMO and ZOLL each consents to personal jurisdiction in any action brought in the United States District Court for the Central District of California. In the event that such action should be brought in a state court, ZOLL and MASIMO each consents to personal jurisdiction in any action brought in Municipal Court or Superior Court of the State of California in the County of Orange ("Notice") of this Agreement. Notwithstanding the foregoing, any dispute arising out of
Section 2.3.2 or Section 3.10 shall be resolved by binding arbitration in Boston, Massachusetts and MASIMO and ZOLL each consents to personal jurisdiction and exclusive venue in any action brought in any court located in the Commonwealth of Massachusetts. Notwithstanding anything contained in this Section, either Party shall have the right to apply for injunctive relief for any breach of the provisions of Section 9.

16.   MISCELLANEOUS

        16.1 Nonassignability. Except in connection with the sale of all or substantially all of the assets or business of ZOLL, ZOLL may not assign, transfer or sublicense any of the rights or obligations under this Agreement, without the prior written consent of MASIMO. Notwithstanding the foregoing if ZOLL is involved in any assignment or sale to an entity which has a pre-existing license with MASIMO for SpO(sub 2), Measurement having terms in the aggregate more favorable to MASIMO than the terms of this Agreement, MASIMO may elect for the terms of the other License Agreement to apply to the exclusion of this Agreement. Except in connection with the sale of all or substantially all of the assets or business of MASIMO to which this license relates, MASIMO may not assign or transfer any of the rights or obligations under this Agreement, without prior written consent of ZOLL. This Agreement will inure to the benefit of and bind the Parties successors and assigns.

        16.2 Failure to Enforce. The failure of either Party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such Party to enforce each and every such provision.

      16.3 Governing Law. This Agreement shall be deemed to have been made in the State of California, United States of America, and shall be governed by and construed according to the laws of the State of California.

      16.4 Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect, except where the economic equity of both parties hereto is materially affected by such unenforceability.

      16.5 Notice. Except as either Party may hereafter notify the other with respect to itself, the addresses of the Parties for all purposes of this Agreement shall be:

        MASIMO:             MASIMO CORPORATION
                            23361 Madero, Suite 100
                            Mission Viejo, CA 92691
                            Attention:Joe E. Kiani

        ZOLL:               ZOLL MEDICAL CORPORATION
                            32 Second Avenue
                            Burlington, MA 01803
                            Attention: Vice President, Research and Development

        With copy to:       Raymond C. Zemlin, P.C.
                            GOODWIN, PROCTER & HOAR, LLP
                            Exchange Place,
                            Boston MA 02109-2881

All notices and communications pursuant to this Agreement shall be addressed as set forth above and shall be delivered to the Party for whom intended by hand or by postage prepaid, first class, registered or certified mail, return receipt requested. Such notices and recommendations shall be deemed to have been given and delivered as of the date of receipt.

        16.6 Force Majeure. Neither Party shall be liable to the other Party hereto for any loss, injury, delay, damages or other casualties suffered or incurred by such other Party due to strikes, riots, storms, fires, acts of God, or war or any other cause beyond the reasonable control of either Party.

        16.7 Headings. Headings to paragraphs and sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

        16.8 Survival From This Agreement. The rights and obligations of the parties hereto under Articles 9, 10, 11, 12, 13 and 14 of this Agreement shall survive and continue after any expiration or termination of this Agreement and shall bind the Parties and their representatives, successors, heirs and assignees.

        16.9 Exhibits. All exhibits to which this Agreement refers are hereby incorporated into and made a part of this Agreement.

        16.10 Entire Agreement. This Agreement constitutes the entire agreement between ZOLL and MASIMO, and there are no other understandings, agreements or representations, express or implied, written or oral, not specified herein. This Agreement may only be amended by express written agreement and signed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MASIMO CORPORATION                  ZOLL MEDICAL CORPORATION

By: /s/ JOE E. KIANI                 By: /s/ DONALD BOUCHER
    ----------------------               ----------------------
Joe E. Kiani                         Donald Boucher
President and CEO                    Vice President, Research & Development

                                   EXHIBIT D
                               Price of Products

Price for MS-1 Boards: MASIMO's transfer prices to Zoll for the MS-1 Boards (including the Masimo MS-3 Boards) delivered in accordance with this Agreement are as follows:

Quantity Purchased per Year             Unit Price
---------------------------             ----------

Less Than 2500                             [*]
2500 or more                               [*]

In the first twelve month period following the first month after ZOLL places its first Purchase Order for MASIMO Products, the price for MS-1 Boards shall be fixed at [*] per unit. For subsequent years, MS-1 Board pricing shall be set at the pricing for the quantity purchased by Zoll during the entire preceding year.

Transfer Price for Sensors and Accessories: MASIMO's transfer prices to ZOLL for the SpO2 Sensors and Accessories delivered in accordance with this Agreement are as follows:

Product                                              Part #   Price Each
-------                                              ------   ----------

LNOP(R).Adt (Adult Disposable Probe)                  1001        [*]
LNOP(R).Pdt (Pediatric Disposable Probe)              1025        [*]
LNOP(R).Neo (Neonatal Disposable Probe)               1002        [*]
LNOP(R).NeoPt (Pre-Term Neonatal Disposable Probe)    1003        [*]
LNOP(R).DC-1 (Adult Re-usable Probe)                  1004        [*]
PC-08 (8 Ft. Patient Cable)                           1005        [*]
PC-12 (12 Ft. Patient Cable)                          1006        [*]


* Confidential material redacted and filed separately with the Commission.